EXHIBIT 5.1


March 28, 2002

BioSource International, Inc.
542 Flynn Road
Camarillo, California 93012

         Re:    BioSource International, Inc., Registration Statement S-8


Ladies and Gentlemen:

         We have acted as counsel to BioSource International, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form S-8 (the "REGISTRATION STATEMENT") to which this
Exhibit 5.1 is attached, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), registering sale of up to 2,280,000 shares (the "COMPANY SHARES") of the Company's common stock, par value $0.001 per share ("COMMON STOCK") issuable pursuant to the BioSource International, Inc. 2000 Non-Qualified Stock Option Plan (the "PLAN") or pursuant to that certain Non-Statutory Stock Option Agreement, dated October 1, 2001, by and between the Company and Leonard M. Hendrickson, its Chief Executive Officer (the "OPTION AGREEMENT").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Registration Statement relating to the Company Shares has become effective under the Act, the terms of the sale of the Company Shares have been duly established in conformity with the Company's certificate of incorporation and, when issued in accordance with the terms of the Plan and/or the Option Agreement, the Shares will be duly and validly issued, fully paid and non-assessable.

         We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the Laws of the state of California and the General Corporation Law of the state of Delaware.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.


                             Respectfully submitted,

                             /s/ EMERGING GROWTH LAW GROUP, PC

                             EMERGING GROWTH LAW GROUP, PC